Exhibit 99.2

Rebecca B. Sandberg Appointed General Counsel

of Two Harbors Investment Corp.

NEW YORK, December 18, 2012 – Two Harbors Investment Corp. (NYSE: TWO; NYSE MKT: TWO.WS) today announced the appointment of Rebecca B. Sandberg as General Counsel, effective March 1, 2013. Timothy O’Brien, who has served as General Counsel for Two Harbors since its inception in 2009, will remain in his role as Partner and General Counsel for Pine River Capital Management L.P., the parent of the company’s external manager, and will also serve as General Counsel for Silver Bay Realty Trust Corp, a newly-formed public company that is managed by an affiliate of Pine River.

“We are pleased to announce the appointment of Rebecca as General Counsel. She has done an outstanding job as Deputy General Counsel and Secretary and is a natural successor to Tim,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer. “We wish to thank Tim for his invaluable contributions to Two Harbors. We look forward to continuing to collaborate with him in the future and are grateful for his service.”

Ms. Sandberg has served as Deputy General Counsel and Secretary of Two Harbors since May 2012. Previously, from 2010 to 2012, she served as Two Harbors’ Senior Counsel. Before joining Two Harbors, Ms. Sandberg was a Senior Associate at Stoel Rives LLP from 2007 to 2010, and from 2006 to 2007 she was a Senior Associate at Fulbright & Jaworski LLP. Prior to that, Ms. Sandberg was an Associate at Lindquist & Vennum PLLP. She received a B.A. from the University of Minnesota in 1994 and a Juris Doctor from William Mitchell College of Law in 2000.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, residential real properties and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.